Jurisdiction of           Percentage
                                            INCORPORATION               OWNED
                                            -------------               -----

Datatec Industries Inc.                      New Jersey                 100%

HH Communications, Inc.                       Illinois                  100%

Computer-Aided Software Integration           Delaware                  100%

Signatel, Ltd.                                 Canada                   100%